Exhibit (a)(5)(vi)

Media and Financial Contact:
Gentry Brann
225.987.7372
gentry.brann@shawgrp.com

Shaw Announces Final Results of its Modified Dutch Auction Tender Offer

Shaw Accepts for Purchase

Approximately 6.2 Million Shares

for Approximately $150 Million

BATON ROUGE, La., Dec. 14, 2011 – The Shaw Group Inc. (NYSE: SHAW) today announced the final results of its modified “Dutch Auction” tender offer for the purchase of up to $150 million in value of its common stock, which expired at 5 p.m., New York City time, on Thursday, Dec. 8, 2011.

Shaw has accepted for purchase 6,185,567 shares of its common stock at a purchase price of $24.25 per share, for an aggregate cost of approximately $150 million, excluding fees and expenses relating to the tender offer. The 6,185,567 shares accepted for purchase in the tender offer represent approximately 8.7 percent of Shaw’s currently issued and outstanding shares of common stock.

Based on the final count by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, a total of 6,614,738 shares of Shaw’s common stock were tendered properly and not withdrawn properly at or below the final purchase price of $24.25 per share.

Due to the oversubscription of the tender offer, stockholders who tendered properly and did not withdraw properly shares of common stock in the tender offer at or below $24.25 per share will have approximately 93.5 percent of their tendered shares purchased by Shaw (other than “odd lot” holders whose shares will be purchased on a priority basis).

The depositary will promptly issue payment for the shares validly tendered and accepted for purchase in accordance with the terms and conditions of the tender offer. Shares tendered and not accepted for purchase will be returned promptly to stockholders by the depositary.

As a result of the settlement of the tender offer, Shaw has approximately 65.2 million shares outstanding.

Current pro forma share counts for earnings per share calculations are listed below:

	Three months ended Nov. 30, 2011	Three months ended Feb. 28, 2012	Twelve months ended Aug. 31, 2012
Weighted average basic shares outstanding	71.3 million	66.5 million	67.3 million
Weighted average diluted shares outstanding	72.5 million	67.6 million	68.4 million

Morgan Stanley & Co. LLC is the dealer manager for the tender offer. The information agent for the tender offer is Georgeson, Inc. Stockholders who have questions may call the information agent at 866.767.8986. Banks and brokers may call 212.440.9800.

About The Shaw Group Inc.

The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2011 annual revenues of $5.9 billion, Shaw has approximately 27,000 employees around the world and is a power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For more information, please visit Shaw’s website at www.shawgrp.com

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Tender Offer Statement

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any shares of Shaw’s common stock.

Forward-Looking Statements

This press release contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward looking statements include assumptions about our operations, such as cost controls and market conditions, that may not be realized. Actual future results and financial performance could vary significantly from those anticipated in such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise.

Among the factors that could cause future events or transactions to differ from those we expect are those risks discussed under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2011, and our other reports filed with the Securities and Exchange Commission (SEC). Please read our “Risk Factors” and other cautionary statements contained in these filings.

As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.